Exhibit 10.4

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of March 15, 2015 (this "Agreement"), is entered into by and among Zaxis International, Inc., a Delaware corporation ("Zaxis"), Emerald Medical Applications Ltd., a limited liability company existing under the laws of the State of Israel (the "Company") and the shareholders of the Company as set forth on the signature pages to this Agreement (the "Sellers"). Each of Zaxis, the Company and the Sellers are also sometimes referred to individually as a "Party", and collectively as "Parties."

RECITALS

WHEREAS, the Sellers own 100% of the issued and outstanding share capital of the Company, in the denominations as set forth opposite their respective names on Exhibit A to this Agreement (the "Company Shares");

WHEREAS, the Company develops and owns proprietary technologies and methods relating to detection and diagnosis of early-stage Melanoma (the "Technology");

WHEREAS, Zaxis' shares of common stock, each with a par value of US$0.0001 (the "Zaxis Shares") are quoted on the OTCQB Market, where, as at the date hereof 18,755,128 Zaxis Shares, or 4,688,782 Zaxis Shares in the event that the Reverse Stock Split has been duly completed, are issued and outstanding;

WHEREAS, on October 13, 2004, Zaxis emerged from bankruptcy free and clear of any Encumbrance and/or Liability and as of such date and the date hereof does not have any operations, business and/or other activities whatsoever;

WHEREAS, Zaxis entered or will enter into Subscription Agreements (as such term is defined below) in the form attached hereto as Exhibit B, under which it intends to raise at least US$800,000 (the "Investment Amount") prior to the Closing (as such term is defined below) by selling to third party Subscribers at least 2,000,000 units at a price per unit of US$0.4 (the "Unit Purchase Price"), each comprised of one Zaxis Share and one warrant to acquire one additional Zaxis Share at a warrant exercise price of US$0.8 (the "Units"), all under the terms and conditions set out in the Subscription Agreement;

WHEREAS, Zaxis desires to acquire from the Sellers, and the Sellers desire to sell to Zaxis, all of the Company Shares in exchange for the issuance by Zaxis to the Sellers of an aggregate of 5,474,545 Zaxis Shares (respectively, the "Exchange" and the "Consideration Shares"), i.e., each Company Share shall be exchanged for 25.70 Zaxis Shares (the "Conversion Ratio"), on the terms and conditions set forth in this Agreement, which after giving effect to the Exchange, will represent 45% of the issued and outstanding shares of capital stock of Zaxis on a fully diluted basis as at immediately following the Exchange, and the closing of the Subscription Agreements and the effective date of the Reverse Stock Split, as set out in the capitalization table attached hereto as Exhibit C; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Definitions.

The following terms shall, when used in this Agreement, have the following meanings:

"Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. Whereas, "control", for the purposes of the foregoing, means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.
"Amended and Restated Bylaws" the bylaws to be adopted by Zaxis on Closing, in the form of print attached hereto as Exhibit D.
"Assets" means all properties, assets, privileges, powers, rights, titles, interests, resources, valuables, securities and claims of every type and description, wherever located, whether known or unknown, tangible or intangible, accrued or non-accrued, current or otherwise, liquid or non-liquid, fixed or otherwise, whether or not owned, leased, held or used, now or on the Closing.
"Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Dover, Delaware, are required or authorized to be closed.
"Transaction Documents" means the Exhibits, Schedules and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.
"Closing" means and shall be subject to the conditions contained in Section 2.2 and elsewhere in this Agreement.
"Commission" means the United States Securities and Exchange Commission.
"Common Stock" means the shares of common stock of Zaxis, with par value US$0.0001 each.
"Company Business", means detection and early-stage diagnosis of Melanoma by way of, inter alia, image processing and cloud based mobile and business analytics, artificial intelligence and machine learning.
"Company Disclosure Schedule" means the disclosure schedule attached to this Agreement disclosing certain matters by the Company pursuant to its representations and warrants herein.
"Company Group" means collectively and individually, the respective Company and its Subsidiaries.
"Company Option" means option of the Company to acquire one Company Ordinary Shares granted to the Company's employees under the Emerald 2014 Share Option Plan. "Company Shareholders" means the shareholders of the Company and the Optionees as of immediately prior to the Exchange.
"Effective Date" means the date first set above.
"Israeli Tax Ruling" means rulings by the Israeli Tax Authority in accordance with Sections 104(h) and 102 of the Israeli Tax Ordinance to be obtained from the Israeli Tax Authorities prior to Closing.
"Knowledge" or "best of Knowledge" shall be defined as follows: Each Person shall be deemed to have “Knowledge” of a particular fact or matter if such Person (and, if such Person is a corporation, partnership or other corporate entity, then the reference shall be to the chief executive officer, chief financial officer and internal general counsel, and (with respect to the Company and Zaxis) in relation to the technical and intellectual property issues, also its chief technology officer, or any other persons carrying responsibilities similar to those of the forgoing office holders) is actually aware of such fact.
"Emerald 2014 Share Option Plan" means that certain Emerald Medical Applications Ltd. 2014 Award Plan, approved by the board of directors of the Company on 14 December 2014 and filed with the Israeli Tax Authorities on January 18, 2015.
"Encumbrance" means any mortgage, pledge, lien, encumbrance, claims, easements, charge, indentures, deed of trust, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses, right of first refusal) or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
"Fundamental Representations" means with respect to Zaxis the Zaxis Representations set out in Section 5.01, Section 5.02, Section 5.03, Section 5.09 and Section 5.13; with respect to the Sellers the Sellers Representations set out in Section 4.01 and with respect to the Company the Company Representations set out in Section 3.01, Section 3.02, Section 3.03 and Section 3.11.
"GAAP" means generally accepted accounting principles as in effect from time to time, of that country which is stated prior to such term.
"Law" means all U.S. and non-U.S. laws, ordinances, rules, regulations, declarations, directives, legislative enactments, judgments, injunctions, standards, codes, limitations, restrictions, conditions, prohibitions, notices, demands or other requirements or determinations of a Governmental Authority or an arbitrator.
"Legal Requirement" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.
"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
"Losses" shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys', accountants' investment bankers' and expert witness' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Article XII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.
"Material Adverse Effect" means a material adverse effect on (i) the Assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Transaction Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Transaction Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the applicable Party: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party's business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.
"Ordinary Shares" means ordinary shares of the Company with par value NIS0.01 each.
"Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.
"Regulatory Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.
"Representative" means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.
"Reverse Stock Split" means the consolidation of four Zaxis Shares into one Zaxis Share to take place immediately prior to or contemporaneous with the Closing.
"Securities Act" or "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
"Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.
"Subscribers" means those certain non-U.S. investors with whom Zaxis entered or shall enter into Subscription Agreements, whose details are as set out in Exhibit B that shall be updated by Zaxis, to the extent required, immediately prior to the Closing.
"Subscription Agreement" means that certain subscription agreement by and between Zaxis and Subscribers, in the form attached hereto as Exhibit B.
"Tax" means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.
"Zaxis Disclosure Schedule" means the disclosure schedule attached to this Agreement disclosing certain matters by Zaxis pursuant to its representations and warrants herein.
"Zaxis SEC Filings" or "Exchange Act Reports" mean Zaxis' annual report on Form 10-K for the years ended, December 31, 2012, December 31, 2013, December 31, 2014, its quarterly reports on Form 10-Q and all other reports filed and to be filed with the Commission prior to the Effective Date.
"Zaxis Shares" means shares of Zaxis common stock, par value $0.0001.
"Zaxis Shareholders" means those shareholders of Zaxis immediately after the Exchange but prior to the closing of the Subscription Agreements who are not Company Shareholders.

Article II

EXCHANGE OF SHARES

Section 2.01 Exchange of Shares and Assumed Options.

Subject to the terms and conditions of this Agreement, at the Closing:

(a) Zaxis shall issue and deliver to the Sellers an aggregate of 5,474,545 Zaxis Shares, being the Consideration Shares, so that each of the Sellers shall be issued such number of Zaxis Shares as set forth opposite such Seller's names in Exhibit E hereto, free and clear of any Encumbrances.
(b) Each Seller agrees to deliver to Zaxis, the number of Company Shares set forth opposite such Seller's name on Exhibit E hereto along with an appropriately executed share transfer deed or such other instruments as may be necessary to effectively transfer all right, title and interest in the Company Shares to and in favor of Zaxis, free and clear of any Encumbrances.
(c) Each certificate representing the Consideration Shares shall (unless otherwise permitted by the provisions of this Agreement) be imprinted with a legend substantially similar to the following (in addition to the legend set forth in Section 4.05(c) as required under applicable securities Laws or as provided elsewhere in this Agreement):
"THE SECURITIES REPRESENTED BY THIS CERTIFICATE, INCLUDING CERTAIN VOTING AND TRANSFER RIGHTS WITH RESPECT THERETO, ARE SUBJECT TO THE TERMS OF THE SHARE EXCHANGE AGREEMENT, BY AND BETWEEN ZAXIS INTERNATIONAL, INC., EMERALD MEDICAL APPLICATIONS LTD., AND THE SHAREHOLDERS OF EMERALD MEDICAL APPLICATIONS LTD., A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER."
(d) At the Closing, each Company Option that is outstanding and unexercised immediately prior to the Closing, whether or not vested, shall be replaced with an option to purchase Zaxis Shares, subject to the same terms set forth in the Emerald 2014 Share Option Plan to be adopted by Zaxis on Closing and to the terms of the Israeli Tax Ruling (the "Assumed Options"). Accordingly, from and after the Closing: (A) each Assumed Option may be exercised solely for Zaxis Shares; (B) the number of Zaxis Shares subject to each Assumed Option shall be determined by multiplying the number of Company Shares that were subject to such Assumed Option immediately prior to the Closing, by the Conversion Ratio; (C) the per share exercise price for the Zaxis Shares issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Company Shares subject to such Assumed Option, as in effect immediately prior to the Closing, by the Conversion Ratio, and rounding the resulting exercise price up or down to the nearest whole cent; and (D) any restriction on the exercise of any Assumed Option shall continue in full force and effect.

Section 2.02 Closing.

The closing of the transactions contemplated by this Agreement and the Transaction Documents ("Closing") shall take place at the offices of Yuval Levi & Co., on March 23, 2015, at 12:00 local time, or at such other location and time as the Parties may agree. Notwithstanding the foregoing, the Parties understand and agree that the Closing will not take place, under any circumstances, unless and until Zaxis files with the Commission complete disclosure regarding the Company and Zaxis on a consolidated basis (referred to as "Form 10 Disclosure"), which Form 10 Disclosure may be contained in a Form 8-K/12g filed with the SEC under the Exchange Act and/or a Form S-1 Registration Statement under the Securities Act. In connection with this Closing condition, the Company agrees to cooperate fully with Zaxis federal securities counsel in their preparation of the filing(s) containing the Form 10 Disclosure.

Section 2.03 Closing Transactions.

At the Closing, the transactions set forth in Exhibit F hereto shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed until all such transactions have been completed (unless waived in writing by the Parties hereto).

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, which relates to such Section and to any other Section of such Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants, with respect to itself and its Subsidiary, to Zaxis, that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing date:

Section 3.01 Organization and Qualification.

(a) Each member of the Company Group is duly organized, validly existing and in good standing under the laws of the State of Israel and has all requisite power and authority to own, lease and use its Assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The members of the Company Group are duly qualified or licensed to do business in and are in good standing in each jurisdiction in which the character of the properties owned, leased or used by them or the nature of the activities conducted by them make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or the Subsidiary or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Transaction Documents or the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents.
(b) Section 3.01(b) of the Company's Disclosure Schedule lists each Subsidiary of the Company. Other than those Subsidiaries listed in Section 3.01(b) of the Company Disclosure Schedule, there are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which such Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

Section 3.02 Capitalization.

(a) As of the Closing, the authorized share capital of the Company consists of 1,000,000 Ordinary Shares of which 263,001 Ordinary Shares are outstanding, constituting all of the issued and outstanding share capital of the Company. All of the Company's issued and outstanding Ordinary Shares have been duly authorized and are validly issued, fully paid and nonassessable.
(b) Section 3.02(b) of the Company Disclosure Schedule lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively "Options"). A copy of the Emerald 2014 Share Option Plan is attached to Section 3.02(b) of the Company Disclosure Schedule.

Section 3.03 Authority and Validity.

The Company has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, and has received any such consents, approvals or authorizations necessary for the foregoing. The execution and delivery by the Company, the performance by the Company of its obligations under and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by Zaxis) is the legal, valid, and binding obligation of the Company enforceable against it in accordance with its terms. Upon the execution and delivery of the Transaction Documents by each Person that is required by this Agreement to execute, or that does execute, this Agreement or any of the Transaction Documents, and assuming due execution and delivery thereof by Zaxis, the Transaction Documents will be the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

Section 3.04 No Breach or Violation.

Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not materially conflict with, constitute a material violation or breach of, constitute a material default or give rise to any material right of termination or acceleration of any material right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company, the Company's Assets, the Company Business or the Company's share capital.

Section 3.05 Consents and Approvals.

To the best of the Company's Knowledge, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Transaction Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company.

Section 3.06 Intellectual Property.

The Company has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of the Company Business.

Section 3.07 Compliance with Legal Requirements.

The Company has operated the Company Business in compliance with all material Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company.

Section 3.08 Financial Statements.

The Company's financial statements (including the notes thereto) ("Company Financial Statements") have been prepared, to the best of the Company's Knowledge, in accordance with Israeli GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of the Company and its results of operations as of the dates and for the periods indicated (except as may be indicated in the notes thereto), subject in the case of the interim unaudited financial statements only to normal year-end adjustments and the omission of footnotes.

Section 3.09 Ordinary Course.

The Company conducted its business, marketed its real property and equipment and kept its books of accounts, records and files, substantially in the same manner as previously conducted.
Section 3.10 Litigation.

Except as set forth on Section 3.10 of the Company Disclosure Schedule, as of the date of this Agreement (i) there are no outstanding judgments or orders against the Company or the Company's Assets; (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company's Knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company.
Section 3.11 Taxes.

The Company has duly and timely filed in proper form all Tax returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on the Company.

Section 3.12 Books and Records.

The books and records of the Company accurately and fairly represent the Company Business and its results of operations in all material respects. All accounts receivable and inventory of the Company Business are reflected properly on such books and records in all material respects.

Section 3.13 Brokers or Finders.

Except as set forth in Section 3.13 of the Company Disclosure Schedule and on Section 9.02 below, no broker or finder has acted directly or indirectly for the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

Section 3.14 Disclosure.

No representation or warranty of the Company in this Agreement or in the Transaction Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing, any materially untrue statement of a fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in each Sellers Disclosure Schedule, each of the Sellers represents and warrants, severally but not jointly with the other Sellers, and in respect to himself/itself and his/its own shares, to and for the benefit of Zaxis, that the statements contained in this Article IV are true and correct as of the date of this Agreement, and will be true and correct as of the respective Closing date:

Section 4.01 Title to Company Shares.

Such Seller has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Company Shares set forth opposite the name of such Seller in Exhibit A, which constitute the entire issued and outstanding Company Shares held by such Seller, free and clear of any and all Encumbrances. The Seller has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the foregoing Company Shares. The respective Company Shares referred to above are not subject to any shareholders agreement, voting agreements, proxies, trusts or other agreement or understandings relating to the voting or disposition thereof, which would continue to be binding upon Zaxis after the respective Closing. Any proxies heretofore given in respect of the respective Company Shares are not irrevocable, and any such proxies are or shall be revoked by the Sellers at the Closing.

Section 4.02 Authority and Validity.

Such Seller has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, and has received any such consents, approvals or authorizations necessary for the foregoing. The execution and delivery by the Seller, the performance by the Seller of its obligations under, and the consummation by the Seller of the transactions contemplated by, this Agreement have been duly authorized by all requisite actions. This Agreement has been duly executed and delivered by the Seller and (assuming due execution and delivery by Zaxis) is the legal, valid, and binding obligation of the Seller enforceable against it in accordance with its terms. Upon the execution and delivery of the Transaction Documents by each Person that is required by this Agreement to execute, or that does execute, this Agreement or any of the Transaction Documents, and assuming due execution and delivery thereof by Zaxis, the Transaction Documents will be the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.

Section 4.03 No Breach or Violation.

Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not materially conflict with, constitute a material violation or breach of, constitute a material default or give rise to any material right of termination or acceleration of any material right or obligation of the Seller.

Section 4.04 Finder’s Fees.

Except as set forth in Section 4.04 of the Company Disclosure Schedule and on Section 9.02 below, no broker or finder has acted directly or indirectly for the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Seller, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

Section 4.05 Securities Laws.

(a) Subject to and without derogating from Zaxis' representations and warranties set out in Article V (including, without limitation, Zaxis' representations and warranties relating to the Zaxis SEC Filings, such Seller has acquired sufficient information about Zaxis (through the review by such Seller of Zaxis’ reports filed with the Commission under the Exchange Act) to reach an informed and knowledgeable decision to acquire the Consideration Shares. Such Seller is acquiring the respective Consideration Shares for such Seller’s own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act.
(b) Such Seller understands that the Consideration Shares have not been registered under the Securities Act and that the Zaxis Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Zaxis Shares or any available exemption from registration under the Act, the Zaxis Shares must be held indefinitely. Each Seller is aware that the Zaxis Shares may not be sold pursuant to Rule 144 promulgated by the Commission under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.
(c) The certificates evidencing the Consideration Shares shall bear a restrictive legend as follows:

THE SECURITIES REPRESENTED BY THE SHARES HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").
NONE OF THE SHARES HAVE BEEN REGISTERED UNDER THE ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE ACT.

Section 4.06 Sellers Status.

The indication by the Seller on the signature page hereto whether it qualifies as an "investor" under Section 15(A)(b)(1) of the Israeli Securities Law, 5728-1968 is true and correct. Each Seller represents that he/she/it is not a "U.S. Person" as that term is defined under Rule 902 promulgated by the United States Securities and Exchange commission

Article V

REPRESENTATIONS AND WARRANTIES OF ZAXIS

Except as set forth in the Zaxis Disclosure Schedule, Zaxis represents and warrants, to and for the benefit of the Sellers and the Company, that the statements contained in this Article IV are true and correct as of the date of this Agreement, and will be true and correct as of the respective Closing Date:

Section 5.01 Organization and Qualification.

(a) Zaxis is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and use its Assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Zaxis is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on Zaxis or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Transaction Documents or the ability of Zaxis to perform its obligations under this Agreement or any of the Transaction Documents.
(b) There are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which Zaxis owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

Section 5.02 Capitalization.

(a) As of the Closing and the effective date of the filing of the Certificate of Amendment of Zaxis with the State of Delaware and the approval by FINRA of the corporate actions in Zaxis Information Statement filed with the SEC under the Exchange Act, the authorized capital stock of Zaxis consists of 490,000,000 shares of Common Stock, of which 4,688,782 shares are outstanding, and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding, constituting all of the authorized shares of capital stock of Zaxis. All of Zaxis' issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully-paid and nonassessable, free and clean of any third party interests.
(b) Except as set forth in Section 5.02(b)of the Company Disclosure Schedule no options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require Zaxis to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests exist as of the date hereof and as of the Closing.

Section 5.03 Authority and Validity.

Zaxis has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, and has received any such consents, approvals or authorizations necessary for the foregoing. The execution and delivery by Zaxis, the performance by Zaxis of its obligations under, and the consummation by Zaxis of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of Zaxis. This Agreement has been duly executed and delivered by Zaxis and (assuming due execution and delivery by the Company) is the legal, valid, and binding obligation of Zaxis enforceable against it in accordance with its terms. Upon the execution and delivery of the Transaction Documents by each Person that is required by this Agreement to execute, or that does execute, this Agreement or any of the Transaction Documents, and assuming due execution and delivery thereof by the Company, the Transaction Documents will be the legal, valid and binding obligations of Zaxis, enforceable against it in accordance with their respective terms.

Section 5.04 No Breach or Violation.

Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by Zaxis of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not materially conflict with, constitute a material violation or breach of, constitute a material default or give rise to any material right of termination or acceleration of any material right or obligation of Zaxis under, or result in the creation or imposition of any Encumbrance upon Zaxis, Zaxis' Assets, Zaxis' business or Zaxis' stock capital.

Section 5.05 Consents and Approvals.

No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by Zaxis in connection with the execution, delivery and performance by Zaxis of this Agreement or any Transaction Document or for the consummation by Zaxis of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on Zaxis.

Section 5.06 Compliance with Legal Requirements.

Zaxis has operated its business in compliance with all material Legal Requirements applicable to Zaxis, except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on Zaxis. Zaxis has not violated and is not in any violation of environmental laws.

Section 5.07 Financial and Other Information.

(a) The historical financial statements (including the notes thereto) contained (or incorporated by reference) in the Zaxis Securities Filings ("Zaxis Financial Statements") have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of Zaxis and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.
(b) Zaxis Securities Filings did not, as of their filing dates, contain (directly or by incorporation by reference) any untrue statement or omit to state a fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

Section 5.08 Trading.

No order suspending the sale or ceasing the trading or quotation of Zaxis' Common Stock on the Over-The-Counter Bulletin Board has been issued by any court, securities commission or regulatory authority in the United States, and no proceedings for such purpose are pending or, to the Knowledge of Zaxis, after reasonable inquiry, threatened.

Section 5.09 No Undisclosed Liabilities.

Zaxis does not have any Liabilities of any kind, whether or not required to be reflected or reserved in financial statements in accordance with US GAAP, other than:
(a) Liabilities reflected in the "liabilities" column of the balance sheet that is part of the Zaxis Financial Statements or in the notes thereto;
(b) Accounts payable and accrued salaries that have been incurred by Zaxis since the Financial Statement date in the ordinary course of business and consistent with past practice; and
(c) Liabilities identified in Section 5.09(c) of Zaxis Disclosure Schedule.

Section 5.10 Ordinary Course.

Since the date of the balance sheet included in the most recent Zaxis Securities Filings filed through the date hereof, there has not been any occurrence, event, incident, action, failure to act or transaction involving Zaxis which might be likely, individually or in the aggregate, to have a Material Adverse Effect on Zaxis.

Section 5.11 Litigation.

Except as set forth on Section 5.11 of the Zaxis Disclosure Schedule, as of the date of this Agreement (i) there are no outstanding judgments or orders against Zaxis or Zaxis' Assets; (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to Zaxis' Knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on Zaxis.

Section 5.12 Assets and Liabilities.

As of the date hereof and of the date of the Closing, Zaxis does not employ any person and does not have any Assets or Liabilities, except for the (i) reasonable Liabilities incurred strictly in connection with the consummation of the transactions contemplated by this Agreement, and (ii) Investment Amount.

Section 5.13 Taxes.
Zaxis has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on Zaxis.

Section 5.14 Books and Records.

The books and records of Zaxis accurately and fairly represent Zaxis' business and its results of operations in all material respects. All accounts receivable and inventory of Zaxis' business are reflected properly on such books and records in all material respects.

Section 5.15 Brokers or Finders.

Except as set forth in Section 5.15 of the Zaxis Disclosure Schedule, no broker or finder has acted directly or indirectly for Zaxis or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither Zaxis, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

Section 5.16 Disclosure.

No representation or warranty of Zaxis in this Agreement or in the Transaction Documents and no statement in any certificate furnished or to be furnished by Zaxis pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing, any materially untrue statement of a fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.17 Subscription Agreements

The Subscription Agreement which Zaxis entered into or will enter into with Subscribers for raising the Investment Amount is attached hereto as Exhibit B. The execution and delivery by Zaxis, the performance by Zaxis of its obligations under, and the consummation by Zaxis of the transactions contemplated by, the Subscription Agreement have been duly authorized by all requisite action of Zaxis. The Subscription Agreement has been duly executed and delivered by Zaxis and (assuming due execution and delivery by the Subscribers) is a legal, valid, and binding obligation of Zaxis enforceable against it in accordance with its terms. Zaxis is not aware and has not received any notice of a Subscriber not intending or not being capable of meeting such Subscriber's obligations pursuant to the Subscription Agreement entered into with it.

Section 5.18 Filings.

Zaxis has duly made on time all of the filings required by the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations promulgated thereunder and any applicable instructions of the relevant stock exchange, required to be made and no such filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, not misleading.

Section 5.19 Information.

Zaxis has received (i) all documents and information required by it to enter into this Agreement, and (ii) full opportunity to present questions to the Company and its Representatives and each of the Sellers, and enters into this Agreement and the other transactions contemplated hereunder after conducting an independent due diligence review of the Company's and the Sellers' affairs.

Article VI

ZAXIS MANAGEMENT

Section 6.01 Board of Directors.

The board of directors of Zaxis (the "Zaxis Board"), immediately following Closing, shall be comprised of 3 or 5 board members, as follows:

(a) The Sellers shall be entitled to appoint two members (in the event that Zaxis Board is comprised of three directors) or three members (in the event that Zaxis Board is comprised of five directors) of the Zaxis Board (the "Sellers Directors").
(b) Zaxis Shareholders shall be entitled to appoint one member (in the event that Zaxis Board is comprised of three directors) or two members (in the event that Zaxis Board is comprised of five directors) of the Zaxis Board.
(c) For as long as long as Mr. Lior Wayn holds 5% or more of Zaxis' issued and outstanding stock capital or holds the position of Zaxis' chief executive officer, Mr. Wayn shall be entitled to appoint one of the Sellers Directors.

Section 6.02 Zaxis Management.

At the Closing:

(a) Mr. Lior Wayn shall be appointed as the chief executive officer of Zaxis, under the terms and conditions of an employment agreement to be entered into between Mr. Wayn and Zaxis on or prior to Closing, substantially in the form set forth as Exhibit G.
(b) The executives and consultants of Zaxis shall be appointed by Mr. Wayn at his discretion, provided, however, that the chief financial officer of Zaxis shall be appointed jointly by the Zaxis Shareholders and Mr. Wayn.

Section 6.03 Amended and Restated Bylaws.

The provisions set out in this Article VI shall be reflected in the Amended and Restated Bylaws.

Article VII

COVENANTS OF THE COMPANY

Between the date of this Agreement and the Closing:

Section 7.01 Additional Information.

The Company shall provide to Zaxis and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company's Assets and Liabilities of the Company, as Zaxis or its Representatives may reasonably request.

Section 7.02 Continuity and Maintenance of Operations.

The Company shall use its commercially reasonable efforts to promote the financial success of the Company Business and use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers.

Section 7.03 Consents and Approvals.

As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Transaction Documents.

Section 7.04 Notification of Certain Matters.

The Company shall promptly notify Zaxis of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in Article X not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Zaxis pursuant to this Agreement or the existence or occurrence of which would cause any of the Company's representations or warranties under this Agreement not to be correct and/or complete. The Company shall give prompt written notice to Zaxis of any adverse development causing a breach of any of the representations and warranties in Article III as of the date made.

Section 7.05 Company Schedules.

The Company shall, from time to time prior to Closing, supplement the documents to be provided by it hereunder (the "Company Schedules") with additional information that, if existing or known to it on the date of delivery to Zaxis, would have been required to be included therein.

Article VIII

COVENANTS OF ZAXIS

Between the date of this Agreement and the Closing:

Section 8.01 Additional Information.

Zaxis shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to Zaxis, and the Zaxis Business as the Company or its Representatives may reasonably request.

Section 8.02 No Solicitations.

From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article XIII, Zaxis will not nor will it authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly: (i) solicit or initiate the making, submission or announcement of any other acquisition proposal or issuance of any securities; (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal or issuance of any securities; (iii) engage in discussions with any Person with respect to any other acquisition proposal or issuance of any securities, except as to the existence of these provisions; (iv) approve, endorse or recommend any other acquisition proposal or issuance of any securities; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal or issuance of any securities, which do not directly relate to raising the Investment Amount, without the Company's prior written permission.

Section 8.03 Continuity and Maintenance of Operations.

Zaxis shall not enter into any arrangements or understandings, undertake or receive any obligations or undertakings, acquire Assets or Liabilities or change in any way its operations prior to the date of this Agreement, other than strictly necessary for meeting its obligations herein.

Section 8.04 Consents and Approvals.

As soon as practicable after execution of this Agreement, Zaxis shall obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by it to consummate the transactions contemplated by this Agreement and the Transaction Documents.

Section 8.05 Notification of Certain Matters.

Zaxis shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause Zaxis to be unable to perform any of its covenants contained herein or any condition precedent in Article XI not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause any of Zaxis' representations or warranties under this Agreement not to be correct and/or complete. Zaxis shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in Article V.

Section 8.06 Zaxis Disclosure Schedule.

Zaxis shall, from time to time prior to Closing, supplement the documents to be provided by it with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein.

Section 8.07 SEC Filings.

Zaxis will timely file all reports and other documents required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

Section 8.08 Adoption of New Parent Option Plan.

Zaxis shall adopt a new option plan similar to the Emerald 2014 Share Option Plan, in order to enable the replacement of the Assumed Options pursuant to Article II and approve an option pool under which 1,850,000 Zaxis Shares from the Zaxis stock capital will be reserved for issuance of which 925,000 shall be exercisable against the par value of the Zaxis Shares and 925,000 shall be exercisable against an exercise price of US$0.40 per on Zaxis Share.

Article IX

ADDITIONAL AGREEMENTS

Section 9.01 Issuance of Warrants.

Immediately following Closing, Zaxis shall issue for no consideration the following warrants exercisable upon written notice into Zaxis Shares ("Warrants"):

(a) Financial Consultants Warrants. Concurrently with the Closing, Zaxis shall enter into consulting agreements with those Persons listed in Exhibit H hereto in exchange for financial and business development services, in consideration for which Zaxis will issue: (i) warrants to acquire an aggregate of 2,536,247 Zaxis Shares at an exercise price of US$0.40 which are exercisable during a period of 2 years from the Closing on a cashless basis (the "Consultants $0.40 Warrants"), ; and (ii) warrants to acquire 1,250,000 units, each consisting of one Zaxis Share and one warrant exercisable to purchase an additional Zaxis Share (the "Consultants Unit Warrants") from and after the date of the Closing until the earlier of: (a) one year from the Closing; or (b) 90 days after the Commission declares effective a registration statement with respect to the securities underlying the Consultants Unit Warrants. The allocation of the Consultants Unit Warrants and the Consultants $0.40 Warrants is set forth in Exhibit H. The forms of the Consultants Unit Warrants and the Consultants $0.40 Warrants shall be in a form agreed upon by the Parties.

(b) The Wayn Warrants. The Wayn Warrants, substantially in the form attached hereto as Exhibit I, shall be issuable to Lior Wayn, Emerald's CEO, and shall be exercisable to acquire 2,700,000 Zaxis Shares at a price equal to the par value of the Zaxis Shares in three equal tranches of 900,000 Warrants, each tranche subject to the satisfaction by Zaxis certain milestones as set forth in Exhibit J hereto for the period set out therein. The Wayn Warrants shall be issued in the name of Lior Wayn or to those Persons designated by Mr. Wayn, in his sole discretion.

Section 9.02 Finder Fee.

Immediately following Closing, Zaxis shall issue for no consideration 517,907 Zaxis Shares in the aggregate in such numbers and to those Persons as set forth in Exhibit K hereto, in consideration for them introducing the Company and Zaxis and facilitating the transactions herein.

Section 9.03 Further Actions.

In case at any time after the respective Closing any further actions are necessary to achieve the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of all necessary instruments and documents) as any other party may reasonably request.

Section 9.04 D&O Insurance.

Zaxis shall provide to the Company's current directors and "Office Holders" (as such term is defined under the Israeli Companies Law, 5759-1999) a directors and officers liability insurance cover having such terms and conditions and in such premiums as is customary for US publicly listed companies.

Section 9.05 Registration Statement on Form S-1.

Within 90 days after the Closing, Zaxis shall prepare and file with the Commission a Registration Statement on Form S-1 under the Act in order to register the Consideration Shares and Zaxis Shares underlying the Wayn Warrants and pay all expenses incident thereto. The Parties understand that the Registration Statement, in order to comply with the Securities Act and the rules and regulations thereunder, must contain, among other disclosure regarding the Company, the audited financial statements of the Company for the years ending December 31, 2014 and 2013 prepared in accordance with US GAAP.

Section 9.06 Israeli Tax Ruling.

Immediately following execution of this Agreement, the Company will file with the ITA an application for a tax pre-ruling permitting the Seller to defer the payment of any applicable Israeli tax with respect to any respective Consideration Shares received pursuant to this Agreement until the "Day of Sale" (as defined in Section 104(h) of the Tax Ordinance) of such Consideration Shares by Seller. The Israeli Tax Ruling shall not impose any restrictions or obligations on Zaxis, Emerald and the Company Shareholders.

Article X

CONDITIONS PRECEDENT TO OBLIGATIONS OF ZAXIS

All obligations of Zaxis under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that Zaxis may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

Section 10.01 Accuracy of Representations.

All representations and warranties of the Company contained in this Agreement, the Transaction Documents and any certificate delivered by the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing with the same effect as if made on and as of the Closing, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the date of Closing and except for changes contemplated or permitted by this Agreement.

Section 10.02 Covenants.

The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Transaction Documents that are to be performed or complied with by them at or prior to Closing.

Section 10.03 Consents and Approvals.

All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

Section 10.04 Delivery of Documents.

The Company shall have delivered, or caused to be delivered, to Zaxis copies of the Transaction Documents required to be delivered by it at the Closing as set forth in Exhibit F, duly executed (as applicable).

Section 10.05 No Material Adverse Effect.

Since the date hereof, there shall have been no Material Adverse Effect with regards to the Company.

Article XI

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND COMPANY

All obligations of the Company and the Sellers under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company and the Sellers may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

Section 11.01 Accuracy of Representations.

All representations and warranties of Zaxis contained in this Agreement and the Transaction Documents and any other document, instrument or certificate delivered by Zaxis at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing with the same effect as if made on and as of the Closing, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the date of Closing and except for changes contemplated or permitted by this Agreement.

Section 11.02 Covenants.

Zaxis shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Transaction Documents and required by this Agreement and the Transaction Documents to be performed or complied with by Zaxis at or prior to Closing.

Section 11.03 Consents and Approvals.

All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained, including the Israeli Tax Ruling.

Section 11.04 Delivery of Documents.

Zaxis shall have delivered, or caused to be delivered, to the Company and/or Mr. Lior Wayn and/or the Sellers copies of the Transaction Documents required to be delivered by it at the Closing as set forth in Exhibit F, duly executed (as applicable).

Section 11.05 No Material Adverse Change.

There shall have been no material adverse change in the business, financial condition or operations of Zaxis, taken as a whole.

Section 11.06 No Assets & Liabilities.

Immediately prior to Closing, Zaxis shall have no Assets or Liabilities, except for the Investment Amount and as may arise directly from this Agreement and from the Subscription Agreements.

Section 11.07 Payment of Costs.

The Zaxis Shareholders shall have paid all of the costs and expenses of Zaxis and themselves associated with the transactions contemplated herein.

Section 11.08 Israeli Tax Ruling

The Sellers have been granted the requisite pre-ruling from the Israeli Tax Ruling duly approved by the ITA.

Article XII

INDEMNIFICATION

Section 12.01 Indemnification by the Sellers.

The Sellers shall indemnify, defend and hold harmless Zaxis, and each of Zaxis' respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the Company or of the Sellers contained in this Agreement made as of the Closing. Notwithstanding the foregoing, no claim under this Section 12.01 may be made unless notice is given pursuant to Section 12.07 within one year from the Closing Date.

Section 12.02 Indemnification by Zaxis.

Zaxis shall indemnify, defend and hold harmless the Sellers, the Company and each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty covenant or agreement of Zaxis contained in this Agreement made as of the Closing. Notwithstanding the foregoing, no claim under this Section 12.02 may be made unless notice is given pursuant to Section 12.03 within one year from the date of Closing.

Section 12.03 Notice to Indemnifying Party.

If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Section 12.01 and Section 12.02, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 12.04 below.

Section 12.04 Defense by Indemnifying Party.

In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed); (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party; and (iii) such settlement or judgment does not require the Encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

Section 12.05 Limitation on Liabilities.

Excluding in the event of an inaccuracy in any of the Fundamental Representations or in the event of willful breach, intentional misrepresentation or fraud by any of the Parties, to which no limitation of liability pursuant to this Section 12.05 shall apply:

(a) An Indemnifying Party shall be liable for a claim for indemnification pursuant to Section 12.01 and Section 12.02 if, and only if, the aggregate amount of Losses which may be recovered from such Indemnifying Party pursuant to Section 12.01 and Section 12.02 equals or exceeds US$100,000 (the "Deductible"), in which case such Indemnifying Party shall be liable only for the aggregate amount of Losses in excess of the Deductible.
(b) The liability of each of the Sellers shall be limited solely to the transfer of their holdings in Zaxis, where the number of Zaxis Shares to be transferred pursuant to the provision hereof shall be determined based upon the indemnification amount and Zaxis' value on the date of indemnification.
(c) Each Party shall take and shall cause, to the full extent practicable and legally permitted, its Affiliates and all Indemnified Parties related to it, to take all commercially reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
(d) Notwithstanding any provision to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to double recovery under this Agreement. In particular, in the event any circumstances giving rise to Losses constitute a breach of more than one representation and warranty, obligation or covenant on the part of any Indemnifying Party, the Indemnified Parties shall only collectively be entitled to be indemnified once in respect of the same Loss.

Section 12.06 Losses Net of Insurance, Etc.

The amount of any Losses for which indemnification is provided under Section 12.01 and Section 12.02 shall be net of any amounts recovered by the Indemnified Party pursuant to (i) any indemnification by or indemnification agreement with any third party and/or (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Losses (each source of recovery referred to in clauses (i) and (ii) of this Section 12.06 a "Collateral Source"), and (iii) an amount equal to the net tax benefit, if any, actually realized by the Indemnified Party within three years of such Loss. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all Collateral Sources regardless of indemnification available under this Article XII. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 12.01 and Section 12.02 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article XII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article XII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 12.01 and Section 12.02.

Section 12.07 Sole Remedy/Waiver.

The Parties acknowledge and agree that the remedies provided for in this Article XII shall be the Parties’ sole and exclusive remedy for any breach of the representations, warranties, covenants or agreements contained in this Agreement or any claims relating to this Agreement or any other document, certificate or agreement delivered pursuant hereto, other than claims or causes of action arising out of fraud or intentional misconduct; provided, however, that this Section 12.07 shall not limit or restrict a Party’s ability to obtain injunctive or equitable relief to enforce any covenant contained in this Agreement or in the Transaction Documents or any other document, certificate or agreement delivered pursuant hereto or thereto. In furtherance of the foregoing and except as specifically set forth in this Agreement, each of the Parties hereby waive, effective upon the Effective Date, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission), which exist or may arise in the future, that it may have against any current or future director, officer, employee, general or limited partner or equity holder of any of the Parties or their respective Affiliates, as the case may be, arising under or based upon any Law for any breach of the representations and warranties or covenants contained in this Agreement, other than claims or causes of action arising out of fraud or intentional misconduct.

Article XIII

TERMINATION

Section 13.01 Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Date (i) by mutual written agreement of the Parties, or (ii) by either the Company or Zaxis upon notification to the non-terminating party by the terminating party if:

(a) the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions in Article X, Article XI and Article XII will not be satisfied; or
(b) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Exchange and such order shall have become final and non-appealable.

Section 13.02 Effect of Termination.

If this Agreement is validly terminated by either the Company or Zaxis pursuant to Section 13.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

Article XIV

MISCELLANEOUS

Section 14.01 Parties Obligated and Benefited.

This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Transaction Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Transaction Documents.

Section 14.02 Publicity.

The initial press release shall be a joint press release and thereafter the Company and Zaxis each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

Section 14.03 Confidential Information.

Recognizing the confidential and proprietary nature of the Company's information which Zaxis and its Representatives may be exposed to, the substantial harm which the Company might occur and that monetary damages might not be adequate remedy for the Company should such information become public knowledge, subject to any applicable law or regulation, all information supplied to Zaxis and its Representatives in the preparation, signing and performance of this Agreement (the "Confidential Information") shall be considered as proprietary and confidential information of the Company. Zaxis shall not disclose any Confidential Information to any other person without the prior written consent of the Company. Notwithstanding the foregoing, Zaxis may disclose Confidential Information to its Representatives who have a need to know such Confidential Information for the purpose of the performance of this Agreement, provided, however, that Zaxis shall procure that its respective Representatives to whom such disclosure is made will act in accordance with the terms of this Confidentiality Clause as if each of them were a Party hereto, and that Zaxis shall be responsible for any breach of this Agreement by any of its respective Representatives. Anything herein to the contrary notwithstanding, this Section 14.03 shall remain in force for 2 years following the termination of this Agreement for any reason whatsoever

Section 14.04 Notices.

All notices, consents, approvals, agreements, authorizations, acceptances, rejections and waivers under this Agreement must be in writing and shall be deemed given when: (a) delivered by hand or private, prepaid courier service to the person specified for the receiving Party at the address specified; or (b) mailed to that addressee at that address by a nationally recognized express mail carrier with package tracking capability or certified mail, return receipt requested, with postage fully prepaid; or (c) transmitted by facsimile. A notice by facsimile shall be deemed given, subject to electronic confirmation of delivery, on the date of receipt if a Business Day, or on the following Business Day if received on a day that is not a Business Day. Each Party may change the address or person for notification upon 10 days' notice to the other Party. The initial notification information is as follows:

14.1 for Zaxis: 14.2 for the Company and the Sellers:

Zaxis International, Inc.	Emerald Medical Applications Ltd
42 Ben Zvi Street	1 Emek Ayalon Street
Ramat Gan	Modi'in-Maccabim-Reut
5224747 Israel	7170634, Israel
Attn: Liron Carmel	Lior Wayn
Fax: _______________	Fax: +972 (72) 222-1119
with a copy (which shall not constitute a notice) to:	with a copy (which shall not constitute a notice) to:
Office of Richard Rubin	Yuval Levy & Co. Law Offices & Notaries
40 Wall Street-28th Floor	5 Kinneret St. (B.S.R Tower 3)
New York, NY 10005	Bney Brak 5126237, Israel
Fax: 212.658.9867	Attn: Ayal Klinemintz, Adv.
Fax: +972 (72) 222-1119

Section 14.05 Attorneys' Fees.

In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Transaction Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

Section 14.06 Headings.

The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

Section 14.07 Choice of Law and Jurisdiction.

This Agreement and the rights of the Parties under it shall be governed by and construed in all respects solely in accordance with the laws of the State of Israel, without giving effect to any choice of law provision or rule (whether of the State of Israel or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Israel), and the competent courts located in Tel Aviv, Israel, shall have exclusive jurisdiction with respect to any claim or procedure arising out of or in connection with this Agreement.

Section 14.08 Rights Cumulative.

Subject to Article XII, all rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

Section 14.09 Further Actions.

The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

Section 14.10 Time of the Essence.

Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

Section 14.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.12 Entire Agreement.

This Agreement (including the Exhibits, the Company Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement between the Parties. Without limiting the generality of the foregoing, this Agreement is intended to supersede the Memorandum of Understanding by and between Zaxis and the Company dated 30 December, 2014.

Section 14.13 Agreements with Third Parties.

Nothing herein contained shall be deemed or construed to amend, modify, derogate from or change any existing agreement or understanding of the Parties with third parties relating to any matter set forth herein.

Section 14.14 Expenses.

Each party will be responsible for payment of its expenses in connection with the transactions contemplated by this Agreement.

Section 14.15 Survival of Representations and Covenants.

Notwithstanding any right of any Party fully to investigate the affairs of the Company or Zaxis, as the case may be, and notwithstanding any knowledge of facts determined or determinable by any Party pursuant to such investigation or right of investigation, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of other Parties contained in this Agreement. Each representation, warranty, covenant and agreement of the Parties contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing unless, prior to such date, a Party has delivered to the other Parties a written notice of a claim with respect to such representation, warranty, covenant or agreement, except for the Fundamental Representations to which no limitation of survival shall apply.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

EMERALD MEDICAL APPLICATIONS LTD.

/s/: Lior Wayn
Name: Lior Wayn
Title: Chief Executive Officer

ZAXIS INTERNATIONAL INC.

/s/: Liron Carmel
Name: Liron Carmel
Title: Chief Executive Officer

SELLERS

/s/: Lior Wayn
Name: Lior Wayn
Title: Sellers' Representative